Exhibit 10.27

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TPG GP A, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of TPG GP A, LLC (the “Company”) is effective and dated as of [•], 2022 (the “Effective Date”), by each of the undersigned persons identified as a “Member” on Schedule I attached hereto, as the members of the Company (and such other parties who may from time to time be admitted as members in accordance with the terms hereof, collectively, the “Members”) and TPG Partners, LLC, a Delaware limited liability company, to be converted to TPG Inc., a Delaware corporation (the “Issuer”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware on August 4, 2021, and TPG Holdings, L.P., a Cayman Islands exempted limited partnership, as the initial member (the “Initial Member” or “TPG Holdings”), entered into a Limited Liability Company Agreement, dated as of August 4, 2021 (the “Initial Agreement”);

WHEREAS, on August 10, 2021, the Initial Member assigned its interest in the Company pursuant to an Assignment and Assumption Agreement, by and between the Initial Member and TPG Group Holdings (SBS), L.P., a Delaware limited partnership (“Group Holdings”);

WHEREAS, on or about the date hereof, the Company is being admitted as the managing member of: (i) TPG Group Holdings (SBS) Advisors, LLC, the general partner of Group Holdings; and (ii) TPG Group Advisors (Cayman), LLC, the controlling stockholder of TPG Group Advisors (Cayman), Inc. (“Partner Holdings GP”), the general partner of TPG Partner Holdings, L.P., a Cayman Islands exempted limited partnership (“Partner Holdings”, and together with TPG Holdings and Group Holdings, the “TPG Partner Entities”), and of TPG Holdings; and

WHEREAS, the parties hereto wish to effect the following: (i) the amendment and restatement of the Initial Agreement in its entirety; (ii) the issuance of Common Units to each of the Members and, subject to the terms hereof, their admission as members of the Company; (iii) the withdrawal from the Company of Group Holdings; and (iv) the continuation of the Company on the terms set forth herein.

NOW THEREFORE, in consideration of the covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to operate the Company on the terms set forth herein:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“AAA” has the meaning set forth in Section 11.11(b).

“Act” has the meaning set forth in the preamble.

“Action” has the meaning set forth in Section 10.2.

“Active TPG Partner” means an individual who is or whose controlled Affiliate is a TPH Partner and, as of the time of determination, such individual is providing Services and has not tendered notice of resignation to, or been terminated by, the TPG Operating Group or its Affiliate employing or engaging such individual; provided, however, upon the Initial Public Offering, Bonderman shall no longer be deemed an Active TPG Partner.

“Additional Member” has the meaning set forth in Section 3.3(a).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, that no investment fund, managed account or similar contractual agreement managed by the TPG Operating Group or any Subsidiary of the TPG Operating Group or portfolio company of any of them shall be considered an Affiliate of the Issuer, the TPG Operating Group or any Subsidiary of the Issuer or TPG Operating Group for purposes of this Agreement. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Joinder” has the meaning set forth in Section 3.3(a).

“Bonderman” means David Bonderman.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Fort Worth, Texas, New York, New York or San Francisco, California are authorized or obligated by law to close.

“Cause” with respect to a Person shall mean, unless otherwise provided in such Person’s or its Related Professional’s employment agreement (if any) with the TPG Operating Group or its Affiliates, (i) such Person is charged with a felony or other crime involving moral turpitude; (ii) a material breach by such Person of the terms of this Agreement, or the terms of any employment agreement with the TPG Operating Group or its Affiliates to which such Person is a party; (iii) the refusal of such Person to perform the duties reasonably assigned to such Person in the course of such Person’s Services (other than as a result of death or disability); (iv) any willful commission of an act constituting fraud, embezzlement, theft or misappropriation, whether or not in connection with such Person’s Services; (v) engaging in any conduct which constitutes or results in a disqualification pursuant to Rule 506(d) of the Securities Act of 1933, as amended; or (vi) gross negligence in connection with such Person’s Services that is reasonably likely to result in material and demonstrable harm to the Company, in each case as reasonably determined by the

Control Group; provided that no such determination of Cause may be made until the Person has been given written notice detailing the specific Cause event (which such notice must be provided to the Person within 30 days of each Member being informed of the occurrence of the alleged event constituting Cause), and the Person has been given a period of at least 30 days following receipt of such notice to cure such event, if susceptible to cure, in each case as determined by the other members of the Control Group in their reasonable discretion. To the extent an event is not so cured or deemed not susceptible to cure, the Control Group shall provide the Person with an opportunity on at least ten days advance written notice to appear (with legal counsel) before the full Control Group to discuss the specific circumstances alleged to constitute a Cause event. For purposes of this definition, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by the Person in bad faith or without a reasonable belief that the Person’s action or omission was in the best interest of Company.

“CEO” means the Chief Executive Officer of the Issuer.

“Certificate of Formation” has the meaning set forth in Section 2.1.

“Chorengel” means Maya Chorengel.

“Client” has the meaning as set forth in the Investment Advisers Act of 1940 (as amended from time to time).

“Code” means the Internal Revenue Code of 1986.

“Committees” means the Executive Committee, the Audit Committee, Compensation Committee and Conflicts Committee of the Issuer.

“Common Units” has the meaning set forth in Section 6.1.

“Company” has the meaning set forth in the preamble.

“Competition” means, with respect to a Person or its Related Professional, unless otherwise provided in such Person’s or its Related Professional’s employment agreement (if any) with the TPG Operating Group or its Affiliates: (i) becoming an employee of a Competitor; (ii) becoming an advisor or consultant to a Competitor; (iii) directly or indirectly, for or on behalf of a Competitor, utilizing or developing investment or trading strategies or engaging in marketing or sales activities; (iv) directly or indirectly, for or on behalf of a Competitor, overseeing one or more individuals that utilize or develop investment or trading strategies or engage in marketing or sales activities; or (v) directly or indirectly, forming or becoming a partner, member, owner, principal or sole proprietor of a Competitor; provided, that the foregoing shall not include (1) becoming a passive limited partner in a fund, (2) owning less than 5% of the outstanding equity securities of a Competitor that is actively traded on a national securities exchange, NASDAQ or any similar public market (domestic or foreign), (3) engaging in activities that are primarily related to the ordinary course operation of such Person’s (or its Related Party’s) family office practices that do not violate internal family office compliance policies of TPG Operating Group (which policies shall not be more restrictive than those in existence as of the Effective Date unless, based on the written advice of outside counsel, such additional restrictions are required by applicable law or changes in the interpretation of applicable law by any governmental authority with the power to enforce such law); provided that no such activities will be deemed to have violated such compliance policies unless such violation is reasonably likely to result in material and demonstrable harm to the Issuer or any of its Clients and such Person has been given written notice detailing the violation and the Person has been given a period of at least 30 days following receipt of such notice to cure such violation, if susceptible to cure, in each case as determined by the other members of the Control Group in their reasonable discretion, or (4) activities (including family office-related activities) that have been authorized in writing by the board of directors or executive committee of the Issuer. For purposes of determining Competition, all references to a TPH Partner shall be deemed to include references to such TPH Partner’s Related Professional, as applicable.

“Competitor” means any alternative asset management firm, existing now or in the future, with at least one billion dollars of assets under management (excluding assets under management from capital committed or invested by Affiliates of such alternative asset management firm and the officers, directors, managers and employees thereof) that is a competitor of any of the business units of TPG Operating Group, as reasonably determined by the Control Group. For the avoidance of doubt, a Competitor shall not include the family office of a TPH Partner or its Related Parties, provided, that such family office does not violate internal family office compliance policies of TPG Operating Group (which policies shall not be more restrictive than those in existence as of the Effective Date unless, based on the written advice of outside counsel, such additional restrictions are required by applicable law or changes in the interpretation of applicable law by any governmental authority with the power to enforce such law); provided that no family office shall be deemed to have violated such compliance policies unless such violation is reasonably likely to result in material and demonstrable harm to the Issuer or any of its Clients and such TPH Partner or its Related Parties have been given written notice detailing the violation and have been given a period of at least 30 days following receipt of such notice to cure such violation, if susceptible to cure, in each case as determined by the other members of the Control Group in their reasonable discretion.

“Control Group” has the meaning set forth in Section 4.1(a).

“Coslet” means Jonathan J. Coslet.

“Coulter” means James (“Jim”) G. Coulter.

“Covered Entity” means Group Holdings, TPG Holdings, TPG New Holdings, LLC and Partner Holdings.

“Covered Person” has the meaning set forth in Section 10.1.

“Cranston” means Mary Cranston.

“Davis” means Kelvin Davis.

“Deadlock” means any failure of Bonderman and Coulter to agree in writing upon either (i) the renewal of the Winkelried Employment Agreement and for Winkelried to continue as Chief Executive Officer of the Issuer following the initial term of the Winkelried Employment Agreement or (ii) the selection of a Chief Executive Officer of the Issuer that is a person other than Winkelried.

“Departed Founder Member” has the meaning set forth in Section 5.2(c).

“Disability” with respect to a Person, shall mean (unless otherwise provided in such Person’s or its Related Professional’s employment agreement (if any) with the TPG Operating Group or its Affiliates), as reasonably determined by the Control Group, a mental or physical condition that substantially interferes with the ability of such Person to participate in the management of the Company for (i) periods aggregating to one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-sixty-five (365) days or (ii) periods greater than ninety (90) consecutive days, where such Person’s absence is adversely affecting the performance of the Company or any of its Affiliates in a significant manner and, following the conclusion of such 180- or 90-day period, as applicable, such Person still suffers from a mental or physical condition that substantially interferes with the ability of such Person to participate in the management of the Company. For purposes of determining Disability, (i) all references to a Member shall be deemed to also include references to such Member’s affiliated Original Control Person or Related Professional, as applicable and (ii) all determinations by the Control Group shall be made without such Member or its affiliated Original Control Person or Related Professional.

“Disqualified Holder” means a Person who (or whose Related Professional) (i) is no longer one of the nine (9) largest (or such greater or lesser number, as adjusted pursuant to Section 3.4(c)(i)) holders of TPH Units (as determined in accordance with the definition of “Significant Holder”), (ii) is found to have engaged in Competition at any time after the Effective Date, (iii) is found to have committed any act or omission that constitutes Cause at any time after the Effective Date, or (iv) was not an Active Partner immediately prior to the Effective Date; provided, however, subsection (iv) hereof shall not apply to a Founder.

“Effective Date” has the meaning set forth in the preamble.

“Estate Planning Entity” means, with respect to any individual, (i) any trust, the beneficiaries of which are primarily such individual or any member of his or her Immediate Family or (ii) any corporation, partnership, limited liability company or other entity that is primarily owned and controlled, directly or indirectly, by such individual, any member of such individual’s Immediate Family and/or any of the Persons described in clause (i).

“Exchange Agreement” means that certain Exchange Agreement, to be entered into in connection with the Initial Public Offering, by and among the Issuer, the TPG Operating Group and the other parties identified therein.

“Executive Committee” means the Executive Committee of the Issuer, as such term is defined in the Issuer Certificate.

“Executive Committee Member” means a member of the board of directors of the Issuer who is appointed and elected to serve on the Executive Committee, in accordance with the terms hereof.

“Exempted Person” means the Company and TPG Operating Group, and any of their respective current and future Affiliates, partners, principals, directors, officers, members, managers, managing directors and employees, and any director or officer of the Issuer.

“Expansion Date” means 5:00 p.m. in New York City, New York on the first date on which the Company has five (5) Members following the issuance of Common Units to Additional Members pursuant to Section 3.4(b)(iii), which date shall occur as soon as practicable following the earlier of (i) the first day of the quarter immediately following the second (2nd) anniversary of the closing of the Initial Public Offering, (ii) the date only one of the Original Control Persons remains a Member or (iii) the date selected by the unanimous consent of the then-remaining Original Control Persons who are then Members.

“Founder” means either Bonderman or Coulter.

“Founder Member” means each Member that is a Founder or a controlled Affiliate of a Founder. For the avoidance of doubt, such Person shall cease to be a Founder Member at the same time such Person ceases to be a Member. As of the date hereof, the Founder Members are DB CC, LLC and JC GP, LLC.

“Group” means, with respect to any Person, such Person and its Related Parties that hold, directly or indirectly, any TPH Units.

“Group Holdings” has the meaning set forth in the recitals.

“Immediate Family” means, with respect to any individual, collectively (and each, an “Immediate Family Member”), his or her parents, brothers, sisters, spouse, former spouses, civil union partner, former civil union partners and lineal descendants (and the estates, guardians, custodians or other legal representatives of any of the foregoing). An individual who was adopted before the age of 18 shall be eligible to be Immediate Family and an individual who was adopted after reaching the age of 18 shall not be eligible to be Immediate Family as a result of such adoption.

“Independent Director” means a director of the Issuer who qualifies as independent in accordance with the corporate governance rules of the applicable stock exchange.

“Initial Agreement” has the meaning set forth in the recitals.

“Initial Member” has the meaning set forth in the recitals.

“Initial Public Offering” means the initial public offering of Class A Common Stock of the Issuer.

“Issuer” has the meaning set forth in the preamble.

“Issuer Certificate” means the certificate of incorporation of the Issuer.

“Management Director” has the meaning set forth in Section 4.6(b)(ii).

“Members” has the meaning set forth in the preamble.

“Messemer” means Deborah Messemer.

“NQ Feeder” means each of TPG Holdings (NQ) 1, L.P. and TPG Holdings (NQ) 2, L.P.

“NQ Feeder Agreement” means the limited partnership agreements of each of the NQ Feeders, as amended from time to time.

“NQ Partner” means Darren Massara, Amit Gupta, Bonnie Lo, Min Lin, Lung-Chi Lee and Daizong Wang, each of whom, directly or indirectly (through an affiliate) holds limited partnership interests in a NQ Feeder.

“NQ Unit” means each unit of limited partnership interests of each NQ Feeder, as such term is defined in the applicable NQ Feeder Agreement.

“Officers” has the meaning set forth in Section 4.5.

“Original Control Member” means each Original Control Person or controlled Affiliate of an Original Control Person that, in either case, is then a Member. For the avoidance of doubt, such Person shall cease to be an Original Control Member at the same time such Person ceases to be a Member. As of the date hereof, the Original Control Members are DB CC, LLC, JC GP, LLC and JW CC, LLC.

“Original Control Person” means Bonderman, Coulter or Winkelried.

“Partner Holdings” has the meaning set forth in the recitals.

“Partner Holdings Agreement” means the limited partnership agreement of Partner Holdings.

“Permitted Transferee” means, (i) with respect to any Member that is an individual, any entity that is exclusively controlled by such individual, and (ii) with respect to any Member that is an entity, (A) the individual who exclusively controls such entity and is or has provided Services or (B) any other entity that is an exclusively controlled Affiliate of such individual.

“Person” means an individual or any corporation, association, joint venture, partnership, limited liability company, organization, business, trust, government or agency or political subdivision thereof or other legal entity.

“Pre-Closing Tax Period” means (i) if the closing date of the Initial Public Offering occurs on or prior to January 31, 2022, any tax period ending on or prior to December 31, 2021, and (ii) if the closing date of the Initial Public Offering occurs after January 31, 2022, any tax period ending on or prior to the closing date of the Initial Public Offering and, with respect to any taxable period beginning on or before and ending after the closing date of the Initial Public Offering, the portion of such tax period ending on and including the closing date of the Initial Public Offering; provided that, with respect to an extraordinary item realized on a date later than December 31, 2021 but on or prior to the closing date of the Initial Public Offering, the applicable Pre-Closing Tax Period should be governed by (ii) regardless of when the closing date of the Initial Public Offering occurs.

“Push-Out Election” means an election pursuant to Code section 6226, including pursuant to section 6226(b)(4)(A)(ii)(I), to “push out” an adjustment to the members or former members of an entity classified as a partnership for income tax purposes, including filing Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, or any similar election under U.S. state or local or non-U.S. tax law.

“Related Party” means, (i) with respect to an individual, any member of such individual’s Immediate Family, any Affiliate of such individual, any Estate Planning Entity of such individual or any Estate Planning Entity of any member of such individual’s Immediate Family and (ii) with respect to an entity, (A) any Related Professional of such entity and (B) any of the Persons identified in clause (i) with respect to the individual identified in clause (ii)(A).

“Related Professional” means, with respect to a Member that is an entity, the individual that controls such Member and who provides, or has provided, Services.

“RemainCo Partner Holdings” means Tarrant RemainCo Partner Holdings, L.P., a Delaware limited partnership.

“RemainCo Partner Holdings Agreement” means the Amended and Restated Limited Partnership Agreement of RemainCo Partner Holdings.

“RPH Partner” means a limited partner of RemainCo Partner Holdings.

“RPH Unit” means one “UNIT” of RemainCo Partner Holdings, as such term is defined in the RemainCo Partner Holdings Agreement.

“Sarvananthan” means Ganen Sarvananthan.

“Services” means (i) employment of an individual by the TPG Operating Group or any of its Affiliates on a substantially full-time basis, (ii) the performance of services by an individual for the benefit of the TPG Operating Group or any of its Affiliates on a substantially full-time basis, (iii) in the case of Bonderman, performance of services as Non-Executive Chairman of the Issuer or (iv) in the case of an Independent Director, performance of services as an Independent Director.

“Significant Holder” means a TPH Partner (or a controlled Affiliate thereof) who is one of the nine (9) largest (or such greater or lesser number, as adjusted pursuant to Section 3.4(c)(i)) holders of TPH Units (calculated by counting each TPH Partner together with its Group as one holder and ignoring any TPH Units held by a TPH Partner (or its Group) who is determined to be a Disqualified Holder).

“Sisitsky” means Todd Sisitsky.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, an entity of which more than 50% of the voting power of the outstanding voting equity securities or equivalent interests or more than 50% of the outstanding economic equity interest is held, directly or indirectly, by such Person. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Sunset” has the meaning set forth in the Issuer Certificate.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement to be entered into in connection with the Initial Public Offering, by and between the Issuer, each TPG OG Partnership, TPG OpCo Holdings, L.P. and each other party thereto.

“TPEP Feeder” means TPG PEP Feeder, L.P., a Delaware limited partnership.

“TPEP Framework Agreement” means the Framework Agreement, dated as of December 2, 2021, by and among TPEP Feeder, TPG OG Partnerships, TPG PEP Senior Professionals, L.P., a Delaware limited partnership, and Alex Gleser.

“TPEP Partner” means a TPEP Firm Partner as defined in the TPEP Framework Agreement.

“TPEP Interests” means TPEP Interests as defined in the TPEP Framework Agreement.

“TPG Entity” means the Issuer, TPG Operating Group and their respective Subsidiaries, other than funds, managed accounts and other Clients.

“TPG Holdings” has the meaning set forth in the recitals.

“TPG Operating Group” means the TPG OG Partnerships and their respective Subsidiaries other than funds, managed accounts and other Clients.

“TPG OG Partnerships” means TPG Operating Group I, L.P., a Delaware limited partnership formerly named TPG Holdings I, L.P., TPG Operating Group II, L.P., a Delaware limited partnership formerly named TPG Holdings II, L.P., and TPG Operating Group III, L.P. a Delaware limited partnership formerly named TPG Holdings III, L.P.

“TPG Partner” means a limited partner of a TPG Partner Entity.

“TPG Partner Entities” has the meaning set forth in the recitals.

“TPH Partner” means a limited partner of Partner Holdings.

“TPH Unit” means a limited partnership interest in Partner Holdings defined as a “TPG Partner Unit” in the Partner Holdings Agreement and having the rights and privileges set forth therein.

“Transfer” of a Common Unit means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, conveyance, pledge, hypothecation or other disposition or encumbrance of such Common Unit or any legal or beneficial interest in such Common Unit, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of applicable law. The terms “Transferred,” “Transferring,” “Transferor,” “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Trujillo” means David Trujillo.

“Vazquez-Ubarri” means Anilu Vazquez-Ubarri.

“Weingart” means Jack Weingart.

“Winkelried” means Jon Winkelried.

“Winkelried Employment Agreement” shall mean that certain employment letter agreement by and among Winkelried, TPG Global, LLC, TPG Holdings, Partner Holdings GP, and the Issuer, dated as of December 14, 2021.

“Winkelried Member” means JW CC, LLC.

1.2 Usage Generally. Unless the context of this Agreement otherwise requires, (a) words used in singular or plural forms in this Agreement shall include both the singular and plural forms and (b) any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All Schedules and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “$” or “dollars” mean the lawful currency of the United States of America. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) such action or step must be taken by 11:59 PM Eastern Time on the final date of the applicable period. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. The word “or” is not exclusive (i.e., it means and/or).

ARTICLE II

The Limited Liability Company

2.1 Formation; Certificates. The Company has previously been formed as a limited liability company pursuant to the provisions of the Act. The Initial Agreement is hereby amended and restated in its entirety, and the Company is hereby continued. A certificate of formation for the Company as described in Section 18-201, et seq. of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Members shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.2 Name. The name of the Company is “TPG GP A, LLC” and its business shall be carried on in such name with such variations and changes as the Members shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary, appropriate, proper, advisable, incidental or convenient to the conduct, promotion, furtherance or attainment of the business purposes or activities of the Company and for the protection and benefit of the Company. The Company shall, without limitation, have all of the powers that may be exercised by the Members on behalf of the Company pursuant to this Agreement, including pursuant to Section 4.1.

2.4 Registered Office and Agent. The location of the registered office of the Company is: 4001 Kennett Pike, Suite 302, City of Wilmington, County of New Castle, Delaware 19807. The Company’s Registered Agent at such address is: Maples Fiduciary Services (Delaware) Inc. The registered office and/or registered agent of the Company may be changed from time to time by the discretion of the Members.

2.5 Principal Place of Business. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, or such place or places as may hereafter be determined by the Control Group.

2.6 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with ARTICLE VIII of this Agreement.

2.7 Limitation on Liability. Except as otherwise required in the Act, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, any Officer (as defined below), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity or participating in the management of the Company.

ARTICLE III

The Members

3.1 The Members. The names of the Members are as set forth on Schedule I attached hereto. The Members shall cause Schedule I to be updated from time to time as necessary to accurately reflect the information required to be included therein. Any reference in this Agreement to Schedule I shall be deemed to be a reference to such Schedule as amended and in effect from time to time. Each Member must be a natural person or an entity exclusively controlled by a Related Professional.

3.2 Power of the Members. No Member, in its capacity as such, shall have the right (i) to amend or terminate this Agreement, except as specifically provided by Section 11.7, or (ii) to exercise voting rights or call a meeting of the Members, except as specifically provided by ARTICLE IV. Except as specifically provided for in this Agreement, no Member shall have any authority or power to bind or act for or on behalf of any other Member or the Company in any respect in its capacity as Member, with all such authority and power being exercised by the Control Group as provided herein.

3.3 Admission of Members.

(a) One or more additional Members (each, an “Additional Member”) may be admitted to the Company solely in accordance with this Section 3.3, Section 3.4, Section 3.6 or ARTICLE IX. In connection with the admission of any such Additional Members to the Company, the Members shall amend Schedule I to reflect the admission of such Additional Members.

(b) Each eligible Person who is Transferred any Common Units in accordance with the terms of this Agreement shall be admitted as a Member of the Company at the time (a) such Person agrees to be bound by the provisions hereof by executing an instrument in the form of Exhibit A whereby such Person becomes a party to this Agreement as a Member (an “Agreement Joinder”), and (b) the Control Group accepts such instrument on behalf of the Company in its discretion except that such acceptance shall not be unreasonably withheld, conditioned or delayed if such Person is a Permitted Transferee.

(c) Any Member admitted to the Company following the Effective Date (other than Original Control Members or their Permitted Transferees) shall be an Active TPG Partner.

(d) Notwithstanding anything to the contrary in this Agreement, no Person shall be issued Common Units or admitted as a Member where such action would result in (i) the Company being treated for Federal income tax purposes as an association taxable as a corporation, (ii) cause any portion of any of the assets of the Company to be deemed to be “plan assets” for purposes of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, (iii) the Company being required to register as an investment company under the Investment Company Act of 1940 (as amended from time to time) or any other federal or state securities laws, or (iv) a material violation, or causing the Company to materially violate, any applicable law or regulation, including any applicable federal or state securities laws.

(e) Immediately following the admission of the Members on the Effective Date, Group Holdings, by its execution and delivery of a counterpart of this Agreement, shall receive a return of any capital contribution made by it to the Company and withdraw from the Company effective immediately following the admission of any Member and shall have no further or continuing interest in the Company.

3.4 Number of Members; Expansion; Sunset.

(a) Pre-Expansion. Prior to the Expansion Date, the total number of Members shall consist of three (3) Members. The initial Members shall be the Original Control Members. As set forth on Schedule I, each Founder Member, in the aggregate, shall have forty (40) Common Units and the Winkelried Member, in the aggregate, shall have twenty (20) Common Units; provided, however, (x) if the Winkelried Member ceases to be a Member before the Expansion Date, the voting interests of the Winkelried Member shall be Transferred to the Founder Members pro rata; (y) if either Founder Member ceases to be a Member before the Expansion Date, such Founder’s voting interests shall be Transferred to the then-remaining Founder Member; and (z) if no Founder is, at the time of the Expansion Date, then a Founder Member, the voting interests of such Founders shall be transferred to the Winkelried Member. Each Original Control Member shall be a Member until its removal in accordance with Section 3.5.

(b) Expansion.

(i) On and after the Expansion Date until the Sunset, the total number of Members shall increase to five (5), which shall include (1) any remaining Original Control Members and (2) a number of Additional Members selected and approved by (x) all of the Original Control Members or (y) if no Original Control Persons are, at the time of the Expansion Date, then Members, the Independent Directors. Each Additional Member shall be selected and publicly announced within sixty (60) days following the occurrence of the event triggering the Expansion Date and promptly be admitted as a Member following the receipt of any governmental approvals required by applicable law. Notwithstanding the foregoing, if there is only one Original Control Person remaining as a Member upon or following Expansion Date, and such Original Control Person does not select and publicly announce the Additional Members within the time period set forth above, then the Independent Directors shall promptly select and publicly announce such Additional Members. Each Additional Member shall be admitted for a term lasting until the earlier of (1) the election of a majority independent board of directors of the Issuer in connection with the Sunset and (2) his or her earlier removal in accordance with Section 3.5.

(ii) On the Expansion Date, each Founder Member shall automatically forfeit twenty (20) Common Units, which shall be immediately and automatically cancelled without any further payment therefor, and without further action by such Founder Member, the Control Group or the Company, such that each Founder Member will hold a total of twenty (20) Common Units.

(iii) Upon the selection and approval of each Additional Member in accordance with this Section 3.4(b), subject to satisfaction of the requirements of Section 3.3, (1) the Company shall automatically issue to such Additional Member twenty (20) Common Units and (2) such Additional Member shall be admitted to the Company as a Member.

(iv) Following the Expansion Date, the Members shall use good faith efforts to ensure there are five (5) Members.

(c) Sunset.

(i) Following the Sunset, the total number of Members shall consist at all times of nine (9) Significant Holders (who are not Disqualified Holders) and no other Persons. The Members shall cause each Significant Holder to be admitted as a Member in accordance with this Section 3.4(c). Notwithstanding the foregoing, following the Sunset, the total number of Members may, from time to time:

(1) be increased by the Control Group, acting in accordance with Section 4.2, with the consent of the TPH Partners who hold a majority of the then outstanding TPH Units; or

(2) be decreased by the Control Group, acting in accordance with Section 4.2, with the consent of those TPH Partners (excluding any TPH Partner who is a Member or has an Affiliate who is a Member) who hold a majority of the then outstanding TPH Units held by all TPH Partners (excluding any TPH Partner who is a Member or has an Affiliate who is a Member).

In connection with each one-Member increase in the number of Members pursuant to this Section 3.4(c), upon satisfying the requirements of Section 3.3, the Company shall issue one (1) Common Unit to the next largest Significant Holder who is not already a Member (and is not a Disqualified Holder) and such Person shall be admitted to the Company as a Member. In connection with each one-Member decrease in the number of Members, the Member who then qualifies as the Significant Holder with the smallest holder of TPH Units (as determined in accordance with the definition of “Significant Holder”) shall, automatically and without further action by either the Company or such Member, forfeit 100% of the Common Units held by such Member, which shall be terminated and cancelled by the Company without any further payment thereof, and such Member shall cease to be a Member for all purposes under this Agreement and the Act.

(ii) Following the Sunset and the admission of Significant Holders pursuant to Section 3.4(c)(i), subject to satisfaction of the requirements of Section 3.3, (1) the Company shall automatically issue to each Significant Holder one (1) Common Unit with no requirement for payment therefor, (2) each Significant Holder shall be admitted to the Company as a Member and (3) upon the admission of the initial Significant Holders as Members, each of the existing Members shall automatically forfeit all Common Units it held as of immediately prior to the Sunset, which shall be immediately and automatically cancelled without any further payment therefor, and each Member who is not a Significant Holder shall automatically be removed from the Company, in each case, without further action by such Member, the Control Group or the Company.

3.5 Removal of Members.

(a) A Member may be removed from the Company in any of the following circumstances (and for no other reason):

(i) prior to the Sunset, in the case of an Original Control Member,

(1) automatically, by delivering its resignation from the Company in writing or electronic transmission to the Company;

(2) automatically, upon the death of such Member (or its affiliated Original Control Person);

(3) at the election of the Control Group and approved by each Original Control Member (excluding the approval of the Original Control Member subject to removal), upon such Member’s (or its affiliated Original Control Person’s) Disability;

(4) at the election of the Control Group and approved by each Original Control Member (excluding the approval of the Original Control Member subject to removal), if such Member (or its affiliated Original Control Person) commits an act or omission constituting Cause; or

(5) at the election of the Control Group and approved by each Original Control Member (excluding the approval of the Original Control Member subject to removal), if such Member (or its affiliated Original Control Person) engages in Competition;

(ii) prior to the Sunset, in the case of an Additional Member admitted pursuant to Section 3.4(b),

(1) automatically, by delivering its resignation from the Company in writing or electronic transmission to the Company;

(2) automatically, upon the death of such Member (or its Related Professional, as applicable);

(3) automatically, upon the expiration of such Member’s term;

(4) automatically, if such Member (or its Related Professional, as applicable) ceases to be an Active TPG Partner;

(5) at the election of the Control Group, upon such Member’s (or its Related Professional’s) Disability; or

(6) at the election of the Control Group, with or without Cause; in each case of clauses (5) and (6) above, as determined by the Control Group and approved by each Original Control Member;

(iii) following the Sunset, in the case of any Member (including an Original Control Member or Additional Member),

(1) automatically, pursuant to Section 3.4(c)(ii);

(2) automatically, pursuant to Section 3.4(c)(i)(2);

(3) automatically, by delivering its resignation from the Company in writing or electronic transmission to the Company; or

(4) at the election of the Control Group and approved by each Original Control Member (excluding the approval of an Original Control Member subject to removal), if such Member is determined to be a Disqualified Holder. No Disqualified Holder nor any member of its Group shall be eligible to re-qualify as a Significant Holder again in the future if either such Disqualified Holder, a member of its Group or its Related Professional is determined to have engaged in Competition or committed acts or omissions constituting Cause.

(b) Notwithstanding anything to the contrary in this Agreement, for purposes of determining Cause, Competition or Disability and an election by the Control Group to remove a Member for any such reason, the Person who is the subject of such determination and removal proceeding (and any Member that is their Affiliate) will not be permitted to vote at any meeting of the Control Group to make such determination or effect such removal and their votes shall not be counted for purposes of determining whether there is a sufficient quorum of the Control Group to act or sufficient votes in favor of removal.

(c) In the event a Member is removed from the Company in accordance with Section 3.5(a), all Common Units held by such Member shall, except as provided in Section 4.2(b), be automatically, and without further action by such Member, the Control Group or the Company, forfeited, terminated and cancelled, without any further payment therefor.

(d) For the avoidance of doubt, any Member who is removed from the Company and ceases to hold any Common Units shall cease to be a Member and shall have no further rights or obligations under this Agreement (except as expressly set forth in Article X, which shall survive).

3.6 Successor Members. Before the Expansion Date, in the event Winkelried (or any successor Original Control Member that is controlled by Winkelried) is removed from the Company in accordance with Section 3.5(a), the remaining Original Control Members shall select and approve a successor Member. Following the Expansion Date, in the event a Member is removed from the Company in accordance with Section 3.5(a), the Members shall, acting by majority vote and the approval of each Original Control Member, select, approve and publicly announce a successor Member as a Member promptly following the receipt of any governmental approvals required by applicable law. Following the Sunset, each successor Member shall be the TPH Partner who (together with its Group) qualifies as the next largest Significant Holder and is not a Disqualified Holder.

3.7 Withdrawals. Except as expressly contemplated by Section 3.5, no Member shall have any right (i) to withdraw as a Member from the Company or (ii) to withdraw any property from the Company.

3.8 Active TPG Partners. Notwithstanding anything to the contrary in this Agreement, so long as an individual who is a Member (or Related Professional of a Member) and is not an Original Control Person (or a controlled Affiliate of an Original Control Person) is an Active TPG Partner, such individual shall not be terminated by the TPG Operating Group or any Affiliate of the TPG Operating Group employing or engaging such individual without the consent of a majority of the votes of the other members of the Control Group and the approval of each Original Control Member.

3.9 Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

ARTICLE IV

Control Group

4.1 Management.

(a) The management, business, affairs, operation and policy of the Company shall be vested exclusively in the Members, acting as the “Control Group.” Subject to the provisions of this Agreement, including Sections 4.2 and 4.6, the Control Group, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. Except to the extent another standard is specifically provided, any action, consent, approval, election, decision or determination to be made by the Control Group under or in connection with this Agreement (including any act by the Control Group within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of the Company), shall be in the sole and absolute discretion of the Control Group, acting in accordance with Sections 4.2 and 4.6, including (without limiting the generality of the foregoing):

(i) The selection and approval of any initial or successor Additional Member in accordance with ARTICLE III;

(ii) Determinations regarding the terms of forfeiture or vesting of TPH Units, RPH Units, NQ Units or TPEP Interests (or any other equity securities of Partner Holdings, RemainCo Partner Holdings, TPG Holdings, NQ Feeder and TPEP Feeder, respectively); provided, that, the Company may not make any such determination that would be adverse to a TPH Partner, RPH Partner, NQ Partner or TPEP Partner relative to any applicable terms in such Person’s employment agreement (if any), grant agreement (if any), separation agreement (if any) or, in the case of TPH Units, any other policy of the Issuer or its subsidiaries in respect of such matters that is consistently applied to similarly situated persons; and

(iii) Prior to the Sunset, the exercise, directly or indirectly (including through the TPG Partner Entities), of any voting rights with respect to any equity securities of the Issuer or TPG Operating Group held by any Person over which the Company exercises control (including the TPG Partner Entities) or any contractual rights with respect to the Issuer or TPG Operating Group in favor of any such Person, including the nomination and election or appointment, as applicable, of any officer or member of the board of directors of the Issuer or any member of the Executive Committee, or any member of any other committee of the board of directors of the Issuer. Following the Sunset, all such voting rights and contractual rights shall be exercised solely as directed by the TPG Partners in accordance with the terms of the applicable governing documents of the TPG Partner Entities.

(b) The Company can only act and bind itself through the action of the Control Group, taken in accordance with Sections 4.2 and 4.6, and through the action of the officers, employees, agents or attorneys-in-fact of the Company if and to the extent appointed and authorized by the Control Group. No Member, by reason of such Member’s status as such, shall have any authority to independently act for or bind the Company or any other Member, and only the actions of any Member that is authorized by the Control Group in accordance with this Agreement shall be binding on the Company.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 4.1(a)), following the Sunset, to the extent the Company desires to take (or cause to be taken) any action on behalf of a TPG Partner Entity, the Company may do so only if (i) such action is expressly permitted to be made by the general partner of such TPG Partner Entity pursuant to the terms of the governing documents of such TPG Partner Entity or (ii) with the prior consent of the TPG Partners of such TPG Partner Entity (obtained in the manner provided by the terms of the governing documents of such TPG Partner Entity).

4.2 Action by the Control Group; Meetings.

(a) A majority of the Members (based on the number of votes of their respective Common Units held) shall constitute a quorum for the transaction of business at any meeting of the Control Group; provided, however, (i) until the Expansion Date, quorum shall include unanimous attendance by all of the Members unless such Members waive such right to appear and (ii) on or after the Expansion Date to the date immediately prior to the Sunset, quorum shall include at least one of the Founder Members unless one or both Founder Members waive such right to appear; provided, further, however, if both Founder Members fail to appear at a meeting of the Control Group following their receipt of proper notice (unless one or both Founder Member(s) waives the right to receive such proper notice) pursuant to Section 4.2(d), a majority of the Members (based on the number of votes of their respective Common Units held), shall constitute a quorum for the purposes of the next meeting of the Control Group. Action of the Control Group shall be authorized by a majority of the full number of votes of the Common Units held by all Members (whether or not present at the time of the vote) if there is a quorum, unless otherwise provided by this Agreement; provided, that prior to the Expansion Date, action shall, unless otherwise requiring the approval of each Original Control Member, require the approval of both Founder Members and any action purportedly taken by the Members or the Control Group without such approval shall be null and void ab initio. In the absence of a quorum, a majority of the Members present (based on the number of votes of their respective Common Units held) may adjourn any meeting from time to time until a quorum is present.

(b) In the event of a departure of any Member of the Control Group following the Expansion Date, any Common Units formerly held by such Person will be treated as if they remain outstanding and are voted against any action presented to the Control Group until such departed Member is replaced in accordance with Section 3.6.

(c) Meetings of the Control Group may be held at such times and places as the Control Group determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next Business Day. Special meetings of the Control Group may be called by any of the Members.

(d) Notice of the time and place of each meeting of the Control Group shall be given to each Member by mailing it to him or her at his or her residence or a usual place of business at least five (5) Business Days before the meeting, and by sending it by e-mail, electronic calendar invitation or other electronic transmission (with no mail undeliverable or other rejection notice) to him or her at least two (2) Business Days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any Member who submits a waiver of notice by any means of delivery (including e-mail or other electronic transmission) before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

(e) Any action required or permitted to be taken by the Control Group may be taken without a meeting if the Members necessary to take action at a meeting pursuant to Section 4.2(a) consent in writing or by electronic transmission to the adoption of a resolution authorizing the action; provided, that prior to the Expansion Date, action in writing or by electronic transmission shall, unless otherwise requiring the approval of each Original Control Member, require the approval of both Founder Members and any action purportedly taken by the Members or the Control Group without such approval shall be null and void ab initio; provided, further, that notice of a proposed action is delivered to each Member by e-mail or other electronic transmission (with no mail undeliverable or other rejection notice) at least two (2) Business Days prior to such action. Prompt notice of the effectiveness of any written consent shall be given by the Company to the Members. The resolutions, written consents and electronic transmissions of the Control Group shall be filed with the minutes of the proceeding of the Control Group. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(f) Any or all of the Members may participate in a meeting of the Control Group by means of a conference telephone, video conference or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

(g) Notwithstanding anything to the contrary in this Agreement, during any period when an Original Control Person is unable to exercise their voting rights pursuant to their incapacity or disability, the other Original Control Persons who are then Members may take action(s) permitted and pursuant to the terms of this Agreement by unanimous consent, without the need for any approval or consent by such incapacitated or disabled Original Control Person.

(h) Notwithstanding anything to the contrary in this Agreement, if any Member fails to attend a meeting of the Control Group, such Member’s attendance shall not be required for purposes of satisfying quorum requirements of any subsequent meeting of the Control Group that occurs within fifteen (15) days of such unattended meeting.

4.3 Execution of Documents. Subject to authorization by the Control Group in accordance with Sections 4.2 and 4.6, the Members are specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

4.4 Member Compensation. The Members shall not be compensated for their services to the Company.

4.5 Officers and Related Persons. The Control Group shall have the authority to appoint and terminate officers of the Company (“Officers”) and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such Officers, employees, agents and consultants from time to time as the Control Group deems appropriate or advisable, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties; provided, that any delegation pursuant to this Section 4.5 may be revoked at any time by the Control Group in its discretion. The

Control Group may assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any Officer appointed by the Control Group pursuant to this Section 4.5; provided, that, as of the Effective Date, unless the Control Group determines otherwise, the Officers shall be the same persons and have the same titles as the officers of the TPG Operating Group. Any Officer may resign at any time by giving written notice to the Control Group. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A vacancy in any office because of death, resignation, removal, disqualification or any other cause, shall be filled by the Control Group or any such person as may be appointed by the Control Group.

4.6 Issuer Board Matters.

(a) Prior to the Sunset, each Member’s Common Units and any voting equity securities over which such Member has direct or indirect voting control by virtue of its Common Units (including through the TPG Partner Entities) shall, so long as such Member has the authority to exercise such voting control, be automatically voted to cause the board of directors of the Issuer to be constituted in accordance with this Section 4.6 and to cause the Executive Committee to be constituted in accordance with Section 4.7. Without limiting the foregoing and in furtherance thereof, each Member agrees to take all actions reasonably necessary or desirable within its control to take or otherwise give effect to the matters set forth in this Section 4.6 and in Section 4.7. Prior to the Sunset, the Issuer agrees to take all necessary action to cause the board of directors of the Issuer to be constituted in accordance with this Section 4.6.

(b) The Company shall vote, or cause to be voted, all shares of capital stock of the Issuer over which the Company has direct or indirect voting control, so long as the Company has the authority to exercise such voting control, from time to time and at all times, to cause the board of directors of the Issuer to be constituted with only such Persons as determined by the Control Group; provided that:

(i) the Persons set forth on Schedule II shall be elected to the board of directors of the Issuer at the Issuer’s first annual meeting of stockholders (provided, that prior to the Initial Public Offering, one or more additional Management Directors (as defined below) may be added to Schedule II as determined by the Control Group in its discretion);

(ii) prior to the Sunset, each director designated by the Control Group and elected to the board of directors of the Issuer who is an Active TPG Partner and not an Original Control Person (a “Management Director”) shall be elected to the board of directors of the Issuer such that such Management Director serves on the board of directors of the Issuer for two (2) consecutive one –year terms, unless the Control Group determines that such Management Director should be removed for Cause, in which case each of the Members will vote their

Common Units and any voting equity securities over which such Member has direct or indirect voting control by virtue of its Common Units (including through the TPG Partner Entities) to cause such Management Director to be removed from the board of directors of the Issuer;

(iii) each of the Members will vote their Common Units and any voting equity securities over which such Member has direct or indirect voting control by virtue of its Common Units (including through the TPG Partner Entities) to cause a Management Director to be removed from the board of directors of the Issuer if such Management Director ceases to be an Active TPG Partner;

(iv) (A) until the Expansion Date, each Independent Director designated by the Control Group and elected to the board of directors of the Issuer shall be re-elected at each annual meeting of stockholders and (B) on or after the Expansion Date and until the Sunset, each Independent Director designated by the Control Group shall be elected to the board of directors of the Issuer at each annual meeting of stockholders, in each case, unless the Control Group determines that such Independent Director should be removed for Cause, in which case such Independent Director shall be removed from the board of directors of the Issuer and the Control Group shall designate another Independent Director to fill such vacancy;

(v) prior to the Sunset, each of the Original Control Persons who is (or whose controlled Affiliate are) then a Member shall be elected to, and not removed from, the board of directors of the Issuer;

(vi) notwithstanding the foregoing provisions of this Section 4.6(b), at the first annual meeting of stockholders of the Issuer (or consent of stockholders in lieu thereof) after the earlier of the dates specified in Section 4.2(e)(viii)(1)–(2) of the Issuer Certificate, (i) a majority of directors elected shall qualify as Independent Directors and (ii) each of the Original Control Persons who are (or whose controlled Affiliates are) Members immediately prior to such annual meeting (or consent in lieu thereof) shall be elected. For the avoidance of doubt, the Issuer agrees that the Company shall determine the size of, and name the nominees for election to, the Issuer’s board of directors at such meeting and make such determinations giving due regard to then-current peer board data and market practice; and

(vii) (i) in no event shall the board of directors of the Issuer have fewer than three (3) Independent Directors, subject to permitted phase-in periods under applicable stock exchange listing standards in connection with the Initial Public Offering, and (ii) at least one (1) Independent Director shall be qualified to serve as the chair of the Audit Committee of the Issuer.

(c) Each Member and the Company hereby agrees that (i) no Management Director nominated and elected to the board of directors of the Issuer by the Control Group shall be subsequently removed from the board of directors of the Issuer without Cause prior to the end of such Management Director’s second consecutive one-year term unless such Management Director ceases to be an Active TPG Partner and (ii) no Independent Director nominated and elected by the Control Group shall be subsequently removed from the board of directors of the Issuer without Cause prior to the Expansion Date.

(d) The Issuer agrees to nominate for election and include in the Issuer’s proxy statement for the first annual meeting of stockholders following the Sunset each of the Original Control Persons who are Members at the time that the annual meeting proxy statement is delivered to the Issuer’s stockholders.

(e) Notwithstanding the foregoing in this Section 4.6, each Member and the Company hereby agrees that, following the Sunset, all voting rights with respect to any equity securities of the Issuer or TPG Operating Group held by any Person over which the Company exercises control (including the TPG Partner Entities) or any contractual rights with respect to the Issuer or TPG Operating Group in favor of any such Person, including the nomination and election or appointment, as applicable, of any officer or member of the board of directors of the Issuer or any member of the Executive Committee, or any member of any other committee of the board of directors of the Issuer, shall be exercised solely as directed by the TPG Partners in the manner provided by the terms of the governing documents of the applicable TPG Partner Entity. For the avoidance of doubt, following the Sunset, the Company will cease to have the ability to direct the control of the election of the board of directors of the Issuer.

4.7 Board Committees.

(a) Prior to the Sunset, the Issuer agrees to take all necessary action to cause the Committees of the board of directors of the Issuer to:

(i) be constituted with only the Persons designated on Schedule III attached hereto, as such schedule may be amended from time to time in accordance with this Section 4.7 and Section 11.7 of this Agreement; and

(ii) have such power and authority as set forth in the charter of each of the Committees adopted in connection with the Initial Public Offering, which charters may not be amended in a manner inconsistent with this Agreement prior to the Sunset.

Notwithstanding the forgoing, the Issuer agrees to take all necessary action to cause another committee of the board of directors of the Issuer to be established at the request of the Company so long as the composition and mandate of such newly formed committee is not otherwise inconsistent with the terms of this Agreement, the Issuer’s organizational documents, any other Committee charter, applicable laws or stock exchange listing requirements.

(b) Each Member agrees prior to the Sunset, to designate each of the Original Control Persons and one or more additional Management Directors to serve on the Executive Committee as determined (A) prior to the Expansion Date, by both Founders and (B) on or following the Expansion Date, by a majority of the votes of the Members; in each case, for two consecutive one-year terms. Prior to the Sunset, the Company shall vote, or cause to be voted, all shares of capital stock of the Issuer over which the Company has direct or indirect voting control, so long as the Company has the authority to exercise such voting control, from time to time and at all times, to cause the Executive Committee to be constituted with only such Persons designated to serve on the Executive Committee in accordance with this Section 4.7(b). Prior to the Sunset, the Issuer agrees to take all necessary action to cause the Executive Committee to be constituted in accordance with this Section 4.7(b).

(c) For the avoidance of doubt, following the Sunset, the Issuer will no longer be a “controlled company” as defined under the rules of the applicable stock exchange and will establish such committees with composition as required under such rules.

4.8 Sunset Notice. The Company and the Members shall only cause the notice contemplated by Section 4.2(e)(viii)(1) of the Issuer Certificate (the “Sunset Notice”) to be delivered to the Issuer:

(a) promptly following the date that neither Founder (or controlled Affiliate of a Founder) is a Member, and such Sunset Notice shall specify the date that is three (3) months following the date that neither Founder (or controlled Affiliate of a Founder) is a Member;

(b) promptly following a vote of the Members (including each of the Original Control Members) to deliver a Sunset Notice specifying the date of such vote or such later date approved by the Members (including each of the Original Control Members); and

(c) promptly following the Company’s receipt of written notice from a Founder who (or whose controlled Affiliate) is a Member that a Deadlock has existed for sixty (60) days, and such Sunset Notice shall specify the date that is sixty (60) days after the date such written notice is received by the Company.

4.9 Corporate Opportunities. To the fullest extent permitted by applicable law, the Issuer renounces any interest or expectancy of the Issuer in, or in being offered an opportunity to participate in, business opportunities that are from time to time available or presented to any Exempted Person, even if the opportunity is in the line of business of the Issuer or is otherwise one that the Issuer might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, unless such business opportunity is offered to such Exempted Person solely and expressly in his or her capacity as a director or officer of the Issuer, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Issuer (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Issuer and the industry in which it operates in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Issuer or, to the extent applicable, any of its stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Issuer, or uses such knowledge and understanding in the manner described herein.

ARTICLE V

Founder Matters

5.1 Certain Founder Rights.

(a) Until the earlier of (x) a Founder Member ceasing to be a Member and (y) the Sunset occurring, each Founder shall have the right to serve on the board of directors of the Issuer, the Executive Committee (provided, however, (i) Coulter shall serve in the capacity of a voting Executive Committee Member for so long as he is an Active TPG Partner and as a non-voting observer thereafter and (ii) Bonderman shall serve solely in the capacity of a non-voting observer), and any other committee of the board of directors of the Issuer (provided, however, (i) Coulter shall serve in the capacity of a voting committee member for so long as he is an Active TPG Partner and as a non-voting observer thereafter and (ii) Bonderman shall serve solely in the capacity of a non-voting observer), unless such committee is comprised solely of Independent Directors; provided, that neither Bonderman nor Coulter will serve on the Audit Committee, Compensation Committee or Conflicts Committee.

(b) Prior to the Sunset, the Issuer shall not, without the prior written consent of the Company, permit or authorize (i) the removal of the CEO, (ii) the appointment of the CEO, (iii) a modification of the authority of the CEO, (iv) a renewal or modification of the Winkelried Employment Agreement, or (v) the appointment or removal of the Executive Chairman of the Issuer.

(c) Notwithstanding anything to the contrary herein, the Company shall only be authorized to provide its consent for purposes of Section 5.1(b) upon the approval of each Founder Member, and no other quorum or voting requirement for action by the Company shall apply or have any effect with respect to such authorization; provided that, if there is no Founder Member or the Expansion Date has occurred, then the Company shall only be authorized to provide its consent (i) for purposes of Section 5.1(b)(i)–(iv), upon the approval of a majority of Members and Coulter (provided that Coulter’s approval shall only be required if Coulter is then living and legally competent) and (ii) for purposes of Section 5.1(b)(v), upon the approval of a majority of Members and Winkelried (provided that Winkelried’s approval shall only be required if Winkelried is then serving as CEO).

(d) Prior to the Sunset, if a Deadlock has existed for more than sixty (60) days, then either Founder may (but shall not be obligated to) elect to deliver to the Company the notice contemplated by Section 4.8(c).

(e) Notwithstanding anything to the contrary in this Agreement, the Issuer agrees that:

(i) Neither Bonderman nor Coulter may be removed as or terminated as an officer or employee (as applicable) of the Issuer until the earlier of (A) the date such person (and his controlled Affiliates) ceases to be a Member and (B) the Sunset only pursuant to action by a vote that includes a majority of the directors then serving on the board of directors of the Issuer;

(ii) Bonderman may not be removed as Non-Executive Chairman of the Issuer until the earlier of (A) the date Bonderman (and his controlled Affiliates) ceases to be a Member and (B) the Sunset only pursuant to action by a vote that includes a majority of the directors then serving on the board of directors of the Issuer; and

(iii) Coulter may not be removed as Executive Chairman of the Issuer until the earlier of (A) the date Coulter (and his controlled Affiliates) ceases to be a Member and (B) the Sunset only pursuant to action by a vote that includes a majority of the directors then serving on the board of directors of the Issuer.

(f) The Company shall vote, or cause to be voted, all shares of capital stock of the Issuer over which the Company has direct or indirect voting control, from time to time and at all times, against any amendment to the Issuer Certificate (whether by merger, consolidation or otherwise) if such amendment would modify the definition or effect of the Sunset, unless the Company receives the prior written consent of at least one Founder; provided that both Founders must provide such consent if both are living and legally competent.

5.2 Original Control Member Rights.

(a) Prior to the Sunset, the Issuer shall not, without the prior written consent of the Company, authorize:

(i) the formation of any new committee of the board of directors of the Issuer, a change in the power of any previously formed committee of the board of directors of the Issuer or the delegation of power and authority by the Executive Committee (or any modification or repeal of any delegation then in effect);

(ii) any amendment or repeal of a Committee Charter or any modification or repeal of the corporate governance guidelines adopted by the Executive Committee in connection with the Initial Public Offering;

(iii) any material acquisitions or dispositions outside the ordinary course of business or any merger of equals by any TPG Entity;

(iv) the issuance of preferred stock by any TPG Entity;

(v) any amendment to organizational documents of the Company or any TPG Entity, if such amendment is adverse to any Original Control Person’s interests;

(vi) the approval of leveraged dividends by any TPG Entity;

(vii) the liquidation of any TPG Entity that makes it impractical for TPG Operating Group to continue as a stand-alone business;

(viii) the adoption of any shareholder rights plan by any TPG Entity;

(ix) engagement by any TPG Entity in any material new line of business outside of alternative asset management, unless such business is incident to the Issuer’s alternative asset management business; or

(x) the termination of the Tax Receivable Agreement.

(b) Notwithstanding anything to the contrary herein, the Company shall only be authorized to provide its consent for purposes of Section 5.2(a) upon the approval of each Founder Member, and, subject to Section 5.2(c), no other quorum or voting requirement for action by the Company shall apply or have any effect with respect to such authorization; provided further, that for purposes of Section 5.2(a)(i)-(ii), the consent of the Company shall not be required for (i) the formation of a committee comprised solely of Independent Directors (or a change in the power of a previously formed committee comprised solely of Independent Directors) if such action is specifically required by law or by an applicable rule, regulation, guideline or requirement of a securities exchange on which shares of the Issuer’s capital stock are listed for trading, and (ii) the delegation of power and authority by the Executive Committee pursuant to resolutions adopted by the Executive Committee on the date the Issuer Certificate becomes effective (including the formation of a pricing committee in connection with the Initial Public Offering).

(c) Notwithstanding anything to the contrary in this Agreement, if either Founder Member ceases to be a Member (such departed Founder Member, the “Departed Founder Member”) at a time when Winkelried is then serving as CEO, then, in lieu of Enhanced Good Reason Rights (as defined in the Winkelried Employment Agreement), the Winkelried Member shall have the rights granted to the Departed Founder Member under Section 5.2(b) and any other consent right granted to such Departed Founder Member in connection with actions requiring unanimous consent of the Founder Members prior to the Expansion Date; provided, however, this Section 5.2(c) shall only apply if a Founder Member ceases to be a Member prior to the Expansion Date.

ARTICLE VI

Capital Structure and Contributions

6.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Units”). Prior to the Sunset, the total number of Common Units that the Company has authority to issue is one hundred (100) Common Units. Following the Sunset, the total number of Common Units that the Company has authority to issue shall equal the total number of Members from time to time (which shall initially be nine (9) Common Units). All Common Units shall be identical with each other in every respect. The Members shall own all of the Common Units issued and outstanding, as set forth on Schedule I attached hereto under the heading “Common Units”. Except as expressly contemplated by Sections 3.4 and 3.6, the Company shall not issue any additional Common Units or any other equity interests in the Company. Each Common Unit shall be subject to forfeiture and cancellation in accordance with Section 3.4 and Section 3.5, as applicable.

6.2 Voting. Each Common Unit issued prior to the Sunset shall be entitled, with respect thereto, to one vote on any action or matter that comes before the Control Group pursuant to the provisions of this Agreement. Each Common Unit issued following the Sunset shall have a number of votes equal to the aggregate number of TPH Units owned, directly or indirectly, from time to time by the Member and its Group who holds such Common Unit. For the avoidance of doubt, following the Sunset, in the event the number of TPH Units held by a Member and its Group increases or decreases from time to time, the number of votes such Member is entitled to shall increase or decrease accordingly by an equal amount.

6.3 Capital Contributions. Capital contributions may, but shall not be required to, be made by the Members at such times and in such amounts as may be determined by the Control Group. A capital account shall be maintained for each Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE VII

Profits, Losses and Distributions

7.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Control Group. In each year, profits and losses shall be allocated entirely to the Members in proportion to the number of Common Units owned by such Members.

7.2 Distributions. The Members shall be entitled to receive distributions, including, without limitation, tax distributions or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, pro rata and in proportion to the number of Common Units held by such Members, when, as and if determined by the Control Group, in its discretion, out of funds of the Company legally available therefor, net of any reserves, payable on such record date to the Members. For the avoidance of doubt, all determinations made pursuant to this Section 7.2 shall be made by the Control Group in its discretion.

7.3 Push-Out Election. Without the unanimous approval of the Control Group, the Company will not, either before or after the Sunset, (i) in its capacity as the owner of the general partner of Group Holdings, consent to a Push-Out Election by TPG Operating Group for a Pre-Closing Tax Period and (ii) in its capacity as the owner of the general partner or managing member of a Covered Entity, cause or permit a Covered Entity to make a Push-Out Election for a Pre-Closing Tax Period.

ARTICLE VIII

Events of Dissolution

The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) the unanimous written consent of the Control Group to dissolve the Company; or

(b) the termination or death of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership in the Company of the last remaining Member of the Company, unless the Company is continued without dissolution in accordance with the Act.

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Each Member and other Person bound by this Agreement hereby irrevocably waives any right to seek judicial or equitable dissolution of the Company under Section 18-802 of the Act or otherwise.

ARTICLE IX

Transfer of Common Units of the Company

9.1 Transfer of Common Units. No Member may Transfer any or all of its Common Units except with the prior written consent of the Control Group in its discretion, and any attempt to do any of the foregoing otherwise shall be null and void ab initio and of no force or effect; provided, that a Member may Transfer all of its Common Units to a Permitted Transferee with the prior written consent of the Control Group (not be unreasonably withheld, conditioned or delayed), subject to compliance by such Permitted Transferee with Section 3.3.

9.2 Bankruptcy, Termination or Death of a Member. The bankruptcy, termination or death of a Member shall not cause a dissolution of the Company, which shall continue as a limited liability company. A Member shall not cease to be a Member as a result of the bankruptcy of such Member or the happening of any of the other events specified in Section 18-304 of the Act with respect to such Member.

9.3 Substitute Member. Any person who is an assignee of any portion of a Member’s Common Units pursuant to this ARTICLE IX hereof shall not become a substitute Member unless such person has obtained the prior written consent of the Control Group or such assignee is a Permitted Transferee to which the Control Group has consented pursuant to Section 9.1.

ARTICLE X

Exculpation; Indemnification

10.1 Exculpation of Covered Persons. No Member, any Affiliate of a Member, any officer, director, stockholder, partner, employee, representative or agent of the Members and their Affiliates, nor any Officer (each a “Covered Person”), shall be liable to the Company or any other Person bound by this Agreement for any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of the authority conferred on such Covered Person by the Company, provided that, the foregoing shall not apply with respect to any act or omission by a Covered Person (i) that constitutes fraud or willful misconduct or (ii) where such Covered Person derives an improper personal benefit from such act or omission. None of the Covered Persons have any duties (including fiduciary duties) to any Member or the Company and this Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Covered Persons. Any duties or implied duties (including fiduciary duties) of any Covered Person to the Company or to any Member that would otherwise apply at law (common or statutory) or in equity are hereby eliminated to the fullest extent permitted under the Act and any other applicable law; provided, however, that this Agreement does not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. For the avoidance of doubt, the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to the Company are only as expressly set forth in this Agreement.

10.2 Right of Indemnification of Covered Persons. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses (including attorney’s fees), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Action”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of any act or omission performed by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of the authority conferred on such Covered Person by the Company, provided that, a Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to (i) any Action with respect to which such Covered Person has engaged in fraud or willful misconduct, (ii) any Action with respect to which such Covered Person has derived any improper personal benefit, or (iii) any Action initiated by such Covered Person unless such Action (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Members. For the avoidance of doubt, any indemnity under this ARTICLE X shall be provided out of and to the extent of the Company’s assets only, and none of the Members shall have any personal liability on account thereof.

10.3 Prepayment of Expenses of Covered Persons. The Company shall pay on demand the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Action in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Action shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by a court of competent jurisdiction in a non-appealable decision that the Covered Person is not entitled to be indemnified under this ARTICLE X or otherwise.

10.4 Claims by Covered Person. If a claim for indemnification or advancement of expenses under this ARTICLE X is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

10.5 Indemnification of Employees and Agents. The Company may indemnify and hold harmless any employee or agent of the Company from any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any Action in which such employee or agent may be involved, or threatened to be involved, as a party or otherwise, by reason of any act or omission performed by such employee or agent in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such employee or agent by the Company, provided that the Company shall not indemnify any employee or agent with respect to (i) any Action with respect to which such employee or agent has engaged in fraud, willful misconduct, or gross negligence, (ii) any Action with respect to which such employee or agent has derived any improper personal benefit, or (iii) any Action initiated by such employee’s or agent’s unless such Action (or part thereof) (A) was brought to enforce such employee’s or agent’s rights to indemnification or (B) was authorized or consented to by the Members. The ultimate determination of entitlement to indemnification of persons who are employees or agents shall be made in such manner as is determined by the Control Group in its discretion.

10.6 Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Action in advance of its final disposition on such terms and conditions as may be determined by the Control Group.

10.7 Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Agreement or any other agreement or otherwise.

10.8 Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another company, corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other company, corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise. The obligations of such other company, corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise are primary and the obligations of the Company relative to such primary obligations are secondary, and the Company shall be subrogated to the rights of a Covered Person against the primary source of indemnification to the extent the Company has made any indemnification payments to or on behalf of the Covered Person.

10.9 Insurance. The Members may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (i) to indemnify the Company for any obligation which it incurs as a result of the indemnification obligations under the provisions of this ARTICLE X and (ii) to indemnify or insure Officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this ARTICLE X.

10.10 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this ARTICLE X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Covered Person and such person’s heirs, executors and administrators.

ARTICLE XI

Miscellaneous

11.1 Notice. All notices or other communications to be given hereunder to a Member shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail, or by registered or certified mail (postage prepaid, return receipt requested) at the addresses shown in the Company’s books and records or such other address as may be substituted by notice as herein provided. Any notice given hereunder shall be deemed to have been given upon the earliest of: (i) receipt, (ii) three (3) days after being deposited in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested, (iii) upon sending if given by electronic mail when such electronic mail is sent to the electronic mail address specified pursuant to this Section 11.1 and (iv) one (1) day after being sent by Federal Express or other recognized overnight delivery service, return receipt requested.

11.2 Counterparts. This Agreement may be executed in counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

11.3 Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted transferees, if any; provided, however, no party hereto may sell, assign, hypothecate, Transfer or otherwise dispose of (or cause or permit to be created or existing any lien or encumbrance on), directly or indirectly, its membership interest (or any portion thereof or any beneficial interest therein) or its rights, interests or obligations hereunder except in accordance with the terms of this Agreement.

11.4 Tax Treatment. It is intended that, from and after the Effective Date, the Company be treated as a partnership for U.S. federal income and all other applicable income tax purposes. The Control Group may on behalf of the Company make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax law. All decisions and other matters concerning the computation of items of income, gain, loss, deduction and credit of the Company, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Control Group. The Control Group shall prepare or cause to be prepared all tax returns required to be prepared by or on behalf of the Company.

11.5 Other Business. The Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others; provided, that engaging in Competition shall result in such Member and his Group becoming a Disqualified Holder. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

11.6 Issuer Acknowledgment. The Issuer hereby acknowledges the terms of this Agreement and hereby agrees, upon request by the Company, to execute and deliver any additional documents reasonably deemed by the Company to be necessary to carry out, or are otherwise in connection with, the terms and conditions of this Agreement.

11.7 Amendments.

(a) This Agreement and the Certificate of Formation may not, in either case, be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered: (i) prior to the Expansion Date, by each Original Control Member and a majority of the members of the Executive Committee who are not Original Control Persons; (ii) on or after the Expansion Date until the Sunset, by at least four Members and a majority of the members of the Executive Committee who are not Original Control Persons; and (iii) on or after the Sunset, by a majority of the votes of the Members and, only if such amendment relates to the Issuer, a majority of the members of the Executive Committee who are not Original Control Persons; provided, that any amendment that is materially adverse to the Issuer or creates (or worsens) a material conflict of interest between the Issuer and any of the Members shall also require the consent of a majority of the Independent Directors; and provided further, with respect to an amendment to the definition or timing of a Sunset, (A) no such amendment may be made without the prior written consent of each Founder who is living and legally competent and (B) at least one (1) Founder must affirmatively vote for any such amendment to be effective; and provided further, any amendment that alters the rights or obligations of a specific Member shall require the consent of such Member. Notwithstanding the foregoing, Schedule II and Schedule III shall be deemed to be automatically amended from time to time to reflect such Persons designated in accordance with Section 4.6 and Section 4.7 to serve on the board of directors of the Issuer or the Committees.

(b) Notwithstanding clause (a), modifications, alterations, supplements and amendments may be made to or restatements made of this Agreement (or any exhibits or schedules attached to it), from time to time by the Control Group, without the consent of any other party (a) to correct any printing, stenographic, typographical or clerical errors or omissions, (b) to cure any ambiguity or correct or supplement any provisions of this Agreement which may be inconsistent with any other provision hereof (c) for legal, regulatory or tax reasons as required by applicable law and (d) to effect any other non-material amendments to the extent not adverse to any Member, in each case, in the discretion of the Control Group.

(c) The TPH Partners are intended third party beneficiaries of the provisions of this Agreement that are effective after the Sunset, and such provisions and (with respect to such provisions only) the definitions used in such provisions shall not be modified, altered, supplemented or amended except pursuant to a written agreement approved by the holders of a majority of the then outstanding TPH Units, other than any amendment to declare a particular Member a Disqualified Member or to reduce the number of Members, which amendment shall not require the consent of those Members adversely affected but shall require the consent of those TPH Partners (excluding any TPH Partner who is a Member or has an Affiliate who is a Member) who hold a majority of the then outstanding TPH Units held by all TPH Partners (excluding any TPH Partner who is a Member or has an Affiliate who is a Member).

(d) If the Company makes a written request to a TPH Partner for its consent to an amendment to this Agreement under this Section 11.7, and such TPH Partner does not object in writing to such request within ten (10) Business Days of the date of such request, then such TPH Partner shall be deemed to have consented to such action.

11.8 Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

11.9 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Members with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

11.10 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

11.11 Governing Law; Arbitration.

(a) This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware, including its statute of limitations, without reference to any choice of law provision thereof that would mandate the application of the laws of another jurisdiction, except that the arbitration provisions set forth in this Section 11.11 shall be construed and enforced in accordance with the Federal Arbitration Act, Title 9, United States Code.

(b) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding the validity or termination of this Agreement, or the performance or breach hereof, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”), in accordance with its Commercial Arbitration Rules in effect at the time of the arbitration. The place of arbitration shall be Fort Worth, Texas and the proceedings shall be conducted in the English language. The arbitration shall be conducted by three arbitrators. Each arbitrator shall be a person with significant experience in the financial services industry or representing persons in the financial services industry. Each of the parties to such arbitration shall nominate one arbitrator within 15 days after delivery of a request for arbitration in writing by any of the parties. In the event that any of the parties to the arbitration fail to nominate an arbitrator as and within such time period provided in the preceding sentence, upon request of either of such parties, such arbitrator shall instead be appointed by the AAA within 15 days of receiving such request. The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within 15 days of their appointment. If the first two (2) appointed arbitrators fail to nominate a third arbitrator, then, upon request of the parties to the arbitration, the third arbitrator shall be appointed by the AAA within 30 days of receiving such request. The third arbitrator shall serve as Chairman of the arbitral tribunal. The arbitrators shall endeavor to render a final award within 90 days of submission of a request for arbitration. Failure to adhere to this time limit shall not be a basis for challenging the award. The award rendered by the arbitrators shall be final and binding on the parties thereto and judgment on such award may be entered in any court of competent jurisdiction. All costs and expenses incurred by the parties in connection with any arbitration hereunder shall be borne by the party against whom the arbitrators’ award is rendered, and such party shall promptly reimburse the party in whose favor the arbitrators’ award is rendered for any of such costs and expenses incurred by such party.

(c) By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the arbitrators by the rules specified above, the arbitrators shall also have the authority to grant provisional remedies, including injunctive relief.

(d) Except as may be required by applicable law or court order, the parties agree to maintain confidentiality as to all aspects of any arbitration arising out of, relating to or in connection with this Agreement, including any such arbitration’s existence and results, except that nothing herein shall prevent a party from disclosing information regarding such arbitration for purposes of enforcing the award or this arbitration clause, or in any court proceeding requesting the issuance of provisional remedies in accordance with Section 11.11(c). The parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

(e) Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

11.12 Jury Trial Waiver. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, ACTION, CLAIM OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED BY EACH OF THE PARTIES HERETO.

11.13 Limited Liability Company. The Members intend to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws.

11.14 Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among or between them with respect to such subject matter.

11.15 Specific Performance. The Members agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Members shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

11.16 Third-Party Beneficiaries. The Covered Persons, the TPH Partners (with respect to the provisions of this Agreement that are effective after the Sunset) and the Original Control Persons are intended third-party beneficiaries of this Agreement. No other person or entity shall be treated as a direct, indirect, intended or incidental third-party beneficiary of this Agreement for any purpose whatsoever.

11.17 Right of Direct Action. To the fullest extent permitted by law and notwithstanding anything to the contrary in this Agreement, each Member shall have the right through a direct action brought in accordance with Section 11.11 to enforce any provision of this Agreement benefiting such Member. To the extent that, notwithstanding the preceding sentence, a court or arbitrator determines that a Member does not have the right through a direct action brought in accordance with Section 11.11 to enforce any provision of this Agreement benefiting such Member because such right must be brought as a derivative action, all of the parties hereto agree that the demand requirement otherwise applicable to a derivative action shall not apply and demand shall be deemed excused for all purposes.

11.18 Power of Attorney. Each Member irrevocably constitutes and appoints the Company as the true and lawful attorney-in-fact, with power of substitution, of such Member to execute, acknowledge, swear to and file any and all consents, ballots, approvals, waivers, certificates, agreements, instruments and other documents required to be executed, acknowledged, sworn to or filed by such Member under the terms of this Agreement. It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive death, incapacity, bankruptcy, dissolution or insolvency of such Member.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the day first above written.

MEMBER:

DB CC, LLC

By:
Name: [ _]
Title: [ _]

MEMBER:

JC GP, LLC

By:
Name: [ _]
Title: [ _]

MEMBER:

JW CC, LLC

By:
Name: [ _]
Title: [ _]

ISSUER:

TPG PARTNERS, LLC

By:
Name: [ _]
Title: [ _]

[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]

GROUP HOLDINGS:
solely to reflect its withdrawal as a member:

TPG GROUP HOLDINGS (SBS), L.P.

By:
Name: [ _]
Title: [ _]

[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]

SCHEDULE I

Effective as of: [•], 2022

Member	Common Units
DB CC, LLC	40
JC GP, LLC	40
JW CC, LLC	20
TOTAL	100

[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]

SCHEDULE II

Effective as of: [•], 2022

1.	Bonderman

2.	Coulter

3.	Winkelried

4.	Sisitsky

5.	Weingart

6.	Coslet

7.	Vazquez-Ubarri

8.	Trujillo

9.	Davis

10.	Chorengel

11.	Sarvananthan

[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]

SCHEDULE III

A.	Audit Committee Members: Messemer, Chair; Cranston; Sisitsky

B.	Compensation Committee Members: Cranston, Chair; Messemer

C.	Conflicts Committee Members: Cranston, Chair; Messemer

D.	Executive Committee Members: Winkelried, Chair; Coulter; Weingart; Sisitsky; Vazquez-Ubarri; Davis; Trujillo; Sarvananthan

[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER (“Joinder”) to the Amended and Restated Limited Liability Company Agreement of TPG GP A, LLC, a Delaware limited liability company (the “Company”), dated as of [•], 2022, by and among each of the members of the Company party thereto (as may be amended, modified or restated from time to time, the “Agreement”), is made and entered into as of [•], 202[•], by the undersigned person identified as a “Member” on the signature page hereto (the “Additional Member”) and the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, as a condition to being admitted to the Company as a “Member,” the Additional Member is required to become a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agrees as follows:

1. Agreement to be Bound. The Additional Member hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, the Additional Member shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a “Member” for all purposes thereof and entitled to all the rights incidental thereto.

2. Counterparts. This Joinder may be executed in counterparts each of which, taken together, will constitute one and the same original.

3. Entire Agreement. This Joinder, the Agreement and the other agreements expressly contemplated thereby constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.

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[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first written above.

COMPANY:

TPG GP A, LLC

By:
Name:
Title:

MEMBER:

[NAME]

[AMENDED AND RESTATED LLC AGREEMENT OF TPG GP A, LLC]